SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

TIVO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, AUGUST 4, 2004

To our Stockholders:

The 2004 Annual Meeting of Stockholders of TiVo Inc., a Delaware corporation, will be held on Wednesday, August 4, 2004, beginning at 10:30 a.m. local time at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

1.	Election of four directors to hold office until the 2007 Annual Meeting of Stockholders;

2.	Ratification of the selection of KPMG LLP as independent auditors of TiVo for its fiscal year ending January 31, 2005; and

3.	Transaction of any other business as may properly come before the Annual Meeting.

All holders of record of shares of TiVo common stock at the close of business on June 9, 2004 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By order of the Board of Directors,

Michael Ramsay Chairman of the Board and Chief Executive Officer

Alviso, California

June 25, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders of TiVo Inc., including any postponements or adjournments, to be held on Wednesday, August 4, 2004 beginning at 10:30 a.m. at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about June 25, 2004.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our 2004 Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of four directors, ratification of the selection of the Company’s independent auditors, and any other business as may properly come before the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on June 9, 2004, the record date for the meeting, are entitled to receive notice of and to participate in the 2004 Annual Meeting. If you were a stockholder of record as of the close of business on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of TiVo common stock?

Each outstanding share of TiVo common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding as of the close of business on the record date will constitute a quorum, permitting the meeting to conduct its business. At the close of business on May 10, 2004, there were 80,294,488 shares of our common stock outstanding and entitled to vote. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company at our principal executive office, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

What are the Board of Director’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for the election of four directors to hold office until the 2007 Annual Meeting of Stockholders (see Item 1); and

•	for ratification of the selection of KPMG LLP as independent auditors for TiVo for its fiscal year ending January 31, 2005 (see Item 2).

With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

All votes will be tabulated by the Inspector of Elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted in accordance with the recommendations of the Board. With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion, as the case may be with respect to the item not marked. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval at which a quorum is present as is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares present in person or represented by proxy. A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give you broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Share represented by such “broker non-votes’ will, however be count in determining whether there is a quorum.

There is no statutory or contractual right of appraisal or similar remedy available to those stockholders who dissent from any matter to be acted upon.

Who pays for the solicitation of proxies?

We will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.

Is my vote confidential?

Proxies, ballots, and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

How do I find out the voting results?

Final voting results will be announced at the meeting and will be published in our Quarterly Report on Form 10-Q for the quarter ending October 31, 2004. We will file this quarterly report with the Securities and Exchange Commission (“SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website; or

•	contacting our Investor Relations department at (408) 519-9101.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board is presently composed of ten members. The Board has selected the four Class II director nominees listed below to be elected at the 2004 Annual Meeting. All of the nominees for election to this class are currently directors of TiVo. The term of office of each person elected as a director at this meeting will continue until the 2007 Annual Meeting or until the director’s successor has been duly elected or appointed and qualified, or until such director’s earlier death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. There are no family relationships among any of the directors, director nominees, or executive officers of TiVo.

The names of the nominees, their ages as of May 10, 2004 and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Charles B. Fruit	57	Senior Vice President, Integrated Marketing, The Coca-Cola Company	2004

Mark W. Perry	60	General Partner, New Enterprise Associates	2003

Thomas S. Rogers	49	Chairman, TRget Media LLC	2003

David M. Zaslav	42	Executive Vice President, NBC and President, NBC Cable	2000

Charles B. Fruit

Charles B. Fruit was appointed by our Board to serve as a director in January 2004. Mr. Fruit has been Senior Vice President, Integrated Marketing for the Coca-Cola Company since October 2001. Mr. Fruit began his career with The Coca-Cola Company in June 1991 as director of Global Media Services and was elected vice president in July 1991. He then served as Vice President, Media & Marketing Assets from August 1993 until he became Marketing Chief of Staff in November 2000 which he occupied until his current position. Mr. Fruit has served as a national director of both the American Advertising Federation (AAF) and the Association of National Advertisers (ANA) and is presently on the board of the Advertising Council, Inc. He also serves as a director of CSTV, the nationally-distributed College Sports Television Network, a privately held corporation. Mr. Fruit received a B.A. degree in Political Science from Williams College in Williamstown, Massachusetts.

Mark W. Perry

Mark W. Perry was appointed by our Board to serve as a director in January 2003. Mr. Perry joined New Enterprise Associates, a venture capital investment firm, as a consultant in October 1995 and became a General

Partner in June 1996. From April 1994 to December 1995, Mr. Perry served as President and CEO and then as Chairman of Viewstar Corporation, a provider of business process automation client/server software. From 1985 to 1994, Mr. Perry held various executive officer positions at Silicon Graphics, Inc., including Vice Chairman (1992 to 1994), Executive Vice President (1988 to 1991), and Vice President of Finance and Administration and CFO (1985 to 1987). Prior to joining SGI, Mr. Perry was Executive Vice President and COO of Sonoma Vineyards and a partner at Arthur Young & Company. Mr. Perry also serves as a director for one other publicly traded company; Magma Design Automation, Inc., a producer of software used to design integrated circuits. Mr. Perry also serves on the board of directors for numerous private companies including Cendura Corporation, CreekPath Systems, Inc., Interlace Systems, Leapstone Systems, Inc., NewPath Ventures LLC, newScale, Inc., ReShape Inc., TestMart, Inc. and Think3, Inc. He is a Certified Public Accountant in California. Mr. Perry holds a B.A. degree in Economics (cum laude) from Amherst College and an M.B.A. degree (with distinction) from Harvard University.

Thomas S. Rogers

Thomas S. Rogers was appointed by our Board to serve as a director in September 2003. Mr. Rogers is currently Chairman of TRget Media, a private media, investment, and consulting firm. From October 1999 until April 2003, he was Chairman and Chief Executive Officer of Primedia, Inc., a print, video, and online media company. From January 1987 until October 1999, Mr. Rogers held positions with NBC, Inc. including Executive Vice Present and President of NBC Cable. Mr. Rogers holds a B.A. degree in Government from Wesleyan University and a J.D. degree from Columbia Law School.

David M. Zaslav

David M. Zaslav has served as a director of TiVo since September 2000. Mr. Zaslav was elected to serve on the Board as the nominee of NBC, Inc. Mr. Zaslav is an Executive Vice President of NBC. Since October 1999, Mr. Zaslav has been the President of NBC Cable, a cable television distribution company which provides CNBC, MSNBC, and Valuevision to cable television systems and satellite television providers across the United States, and which has equity interests in the A&E Television Networks, including The History Channel. Prior to his present position with NBC, Mr. Zaslav served in a number of capacities for NBC, including Executive Vice President, Business Development, and Senior Vice President and General Counsel, NBC Cable. From April 1996 to October 1996, Mr. Zaslav was President of NBC Cable Distribution. Mr. Zaslav has been employed with NBC since 1989. Prior to joining NBC, Mr. Zaslav was an attorney at the law firm of LeBoeuf, Lamb, Leiby & MacRae, based in New York. Mr. Zaslav also serves on the board of directors of the A&E Television Networks, National Geographic Television, Cable in the Classroom and the Center for Communications in New York. Since 1990, Mr. Zaslav has been an adjunct professor at Fordham University Graduate School. He holds a B.S. degree from SUNY Binghamton and a J.D. degree from Boston University School of Law.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

DIRECTORS NOT STANDING FOR ELECTION AND EXECUTIVE OFFICERS

The members of the Board whose terms or directorships do not expire at the 2004 Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name of Director	Age	Class/Term Expiration	Principal Occupation	Director Since

Michael Ramsay	54	Class I/2006	Chairman of the Board and Chief Executive Officer	1997

David H. Courtney	45	Class III/2005	Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration	2002

John S. Hendricks	52	Class III/2005	Chairman, Chief Executive Officer, Discovery Communications, Inc.	1999

Randy Komisar	49	Class I/2006	Strategic advisor to various privately held companies	1998

Joseph Uva	48	Class III/2005	President, Chief Executive Officer, Optimum Media Direction, Inc.	2004

Geoffrey Y. Yang	45	Class I/2006	Managing Director, Redpoint Ventures and General Partner, Institutional Venture Partners	1997

Michael Ramsay

Michael Ramsay is a co-founder of TiVo and has served as our Chairman of the Board and Chief Executive Officer since our inception in August 1997. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for Silicon Graphics, a manufacturer of advanced graphics computers. From August 1994 to April 1996, Mr. Ramsay was President of Silicon Studio, Inc., a wholly owned subsidiary of Silicon Graphics Inc. (“SGI”) focused on enabling applications development for emerging interactive media markets. From July 1991 to August 1994, Mr. Ramsay served as the Senior Vice President and General Manager of Silicon Graphics’ Visual Systems Group. Mr. Ramsay also held the positions of vice president and general manager for the Entry Systems Division of SGI. Prior to 1986, Mr. Ramsay held research & development and engineering management positions at Hewlett-Packard and Convergent Technologies. Additionally, Mr. Ramsay serves on the board of directors of Netflix Inc., an online DVD rental service. Mr. Ramsay holds a B.S. degree in Electrical Engineering from the University of Edinburgh, Scotland.

David H. Courtney

David Courtney was appointed by our Board to serve as a director in May 2002. Mr. Courtney joined TiVo in March 1999 as Vice President and Chief Financial Officer and in March 2000 was named Senior Vice President for Finance and Administration. Mr. Courtney is currently Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration, serving in this capacity since October 2001. From May 1995 to July 1998, Mr. Courtney served as a Managing Director at J.P. Morgan, an investment banking firm, where he was responsible for building and expanding the firm’s high technology investment banking business in the United States. From 1986 to 1995, Mr. Courtney was a member of the high technology investment banking group at Goldman, Sachs & Co., most recently serving as Vice President. Mr. Courtney currently serves as a Director of KQED Television, a non-profit affiliate of both the Public Broadcasting System and National Public Radio, based in San Francisco, California and serves on the board of directors of Silicon Image Inc., a semiconductor and system solutions company. Mr. Courtney holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

John S. Hendricks

John S. Hendricks has served as a director of TiVo since September 1999. Mr. Hendricks was elected to serve on the Board as the nominee of Discovery Communications, Inc. Mr. Hendricks is the Chairman and Chief Executive Officer of Discovery, a privately held, diversified media company, which he founded in 1982. Additionally, Mr. Hendricks serves on the board of directors for the National Cable & Telecommunications Association. Mr. Hendricks also serves on the boards of a number of nonprofit organizations including the James Madison Council of the Library of Congress, Lowell Observatory, the Colorado Chapter of The Nature Conservancy, The American Film Institute, and the Walter Kaitz Foundation. Mr. Hendricks holds a B.A. degree in History and an honorary doctorate from the University of Alabama in Huntsville.

Randy Komisar

Randy Komisar has served as a director of TiVo since March 1998. Mr. Komisar is a consulting professor at Stanford University. Since 1996, Mr. Komisar has been a strategic business advisor and director to various emerging companies. Mr. Komisar was President and Chief Executive Officer of Crystal Dynamics Inc., a video game development and publishing company, between May 1995 and June 1996. He served as President and Chief Executive Officer of LucasArts Entertainment Company, a digital entertainment company, between January 1994 and May 1995. Mr. Komisar holds a B.A. degree in Economics from Brown University and a J.D. degree from Harvard Law School.

Joseph Uva

Joseph Uva was appointed by our Board to serve as a director in January 2004. Since January 2002, Mr. Uva has been President and Chief Executive Officer of OMD Worldwide, a media buying and planning agency. From June 1996 until December 2001, he was President of Entertainment Sales for Turner Broadcasting Sales, Inc. where he oversaw and directed advertising sales for Turner Entertainment. Mr. Uva holds a B.A. degree in Rhetoric & Communications from The State University of New York, at Albany, N.Y.

Geoffrey Y. Yang

Geoffrey Y. Yang has served as a director of TiVo since October 1997. Since August 1999, Mr. Yang has been a Managing Director of Redpoint Ventures, a venture capital firm. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm since 1989. Mr. Yang is a director of Ask Jeeves, Inc., a provider of Web-wide search, and numerous private companies. Mr. Yang holds a B.S.E. degree in Engineering and Management Systems from Princeton University and an M.B.A. degree from Stanford University.

BOARD COMMITTEES, MEMBERS AND MEETINGS

The Board met twelve times during the fiscal year ended January 31, 2004. Each director attended at least 75% of all Board and applicable committee meetings during fiscal 2004, except Eddy Hartenstein who resigned from the Board in June 2004. The Board has the following four standing committees: (1) Audit; (2) Compensation; (3) Nominating and Governance; and (4) Pricing. The composition of the committees for fiscal 2004 is presented in the table below. The primary functions of each committee and its current members are described following the table below. Each of these committees, except the Pricing Committee, has a written charter approved by the Board. The Board has affirmatively determined that each director who currently serves on these committees, except the Pricing Committee, is independent, as the term is defined by applicable NASDAQ listing standards and SEC rules. A copy of each of our written committee charters can be found in the “Investor Relations” section of our website at www.tivo.com under the heading “Corporate Governance.” Additionally, the amended and restated charter for the Audit Committee is attached as Appendix A to this proxy statement.

Committee Composition In Fiscal 2004:

Name of Director	Audit	Compensation	Nominating and Governance	Pricing
Non-Employee Directors
Charles B. Fruit
Eddy Hartenstein (1)
John S. Hendricks			*
Randy Komisar	X	*		X
Mark W. Perry	*			X
Thomas S. Rogers			X
Geoffrey Y. Yang	X	X	(X)	X
Joseph Uva
David M. Zaslav			X
Employee Directors
Michael Ramsay				*
David H. Courtney
Former Directors
Larry N. Chapman	(X)		(X)
Number of Meetings in Fiscal Year 2004	7	7	12	2

X = Committee member;            * = Chair;            (X) former Committee member

(1)    Resigned from the Board June 2004.

The Board now makes an annual determination of independence as to each Board member under the current standards for “independence” established by NASDAQ. In March 2004, the Board determined that a majority of its directors and nominees for election at the 2004 Annual Meeting are independent under these standards, including Messrs. Fruit, Komisar, Perry, Rogers, Yang, and Uva.

Compensation Committee. The Compensation Committee is responsible for determining salaries and incentive compensation for our directors and executive officers and for administering our stock option incentive plans. The Compensation Committee met seven times during fiscal 2004. For fiscal 2005, the current Chair of the Compensation Committee is Mr. Yang and the other current members are Messrs. Rogers and Uva.

Nominating and Governance Committee. The Nominating and Governance Committee was established by the Board in November 2002 for the purpose of, among other things, (i) making recommendations to the Board regarding candidates for membership on the Board and regarding the size and composition of the Board, and (ii) establishing procedures for the nomination process. The Nominating and Governance Committee met twelve times during fiscal 2004. For fiscal 2005, the current Chair of the Nominating and Governance Committee is Mr. Rogers and the other current member is Mr. Yang.

Pricing Committee. The Pricing Committee was authorized and directed to negotiate, in consultation at its discretion with members of the Board or Executive Committee, the terms of certain offerings, issuances, and sales of securities of the Company, in either private placements or registered offerings. The Pricing Committee met twice during fiscal 2004. For fiscal 2005, the current Chair of the Pricing Committee is Mr. Zaslav and the other current members are Messrs. Perry and Hendricks.

Audit Committee. The Audit Committee is responsible for, among other things, making recommendations to the Board regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The Audit Committee is composed of outside directors who are not our officers or employees. The members of our Audit Committee are “independent” as required by the listing requirements of the NASDAQ Stock Market. The Audit Committee met seven times during fiscal 2004. For fiscal 2005, the current Chair of the Audit Committee is Mr. Perry and the other current members are Messrs. Fruit and Komisar.

DIRECTOR NOMINATING PROCESS

The Nominating and Governance Committee considers candidates for director nominees proposed by Directors, the Chief Executive Officer, and security holders. The Committee may also retain recruiting professionals to identify and evaluate candidates for director nominees.

The Committee evaluates all aspects of a candidate’s qualifications in the context of the needs of the Company with a view to creating a Board with a diversity of experience and perspectives. As set forth in accordance with the Nominating and Governance Committee’s charter, the same evaluating procedures apply to all candidates for director nomination, including candidates submitted by security holders. Among a candidate’s qualifications and skills considered important are personal and professional integrity, ethics, and values; a commitment to representing the long-term interests of security holders; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience and/or academic expertise in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; and practical and mature business judgment.

The Nominating and Governance Committee will consider prospective candidates nominated by security holders, in accordance with the Company’s Bylaws and its charter, if the name(s) and supporting information are submitted by certified or registered mail to: Corporate Secretary, TiVo Inc., 2160 Gold St., P.O. Box 2160, Alviso, CA 95002. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company’s 2005 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals meeting the requirements of SEC Rule 14a-8 are due. See “Stockholder Proposals for 2005 Annual Stockholders’ Meeting.”

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive any additional compensation for serving as members of the Board or any other committee of the Board. Each non-employee director of TiVo is eligible for reimbursement for his expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Additionally, non-employee directors are compensated as follows:

Each non-employee director receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. Only non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code. In March 2004, we amended the Directors’ Plan to increase the number of shares granted to each non-employee director as described below.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, non-employee directors are granted a nonstatutory option to purchase 25,000 shares of common stock on the date on which such person was first elected or appointed a director. In March 2004, this amount was increased to 50,000. These initial option grants under the Directors’ Plan vest over a two-year period at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of stockholders, prior to the annual meeting in 2004, each non-employee director automatically received an option for 10,000 shares if the director had been a non-employee director for at least the prior eighteen months. Starting on the day after our 2004 Annual Meeting, this amount is increased to 25,000. These options are fully vested upon grant. The exercise price of options under the Directors’ Plan will be equal to the fair market value of the common stock on the date of grant.

The option term is 10 years but it terminates three months after the optionholder’s service as a director, an employee or a consultant to TiVo or its affiliates terminates. If such termination is due to the optionholder’s disability, the exercise period is extended to 12 months. If such termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death. The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan and subject to future option grants. It also will adjust outstanding options as to the class, number of shares and price per share subject to such options. Upon a change in control of TiVo, the vesting and exercisability of outstanding options will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options.

During fiscal 2004, TiVo granted options to purchase 60,000 shares to five non-employee directors of TiVo, at an exercise prices per share of $8.57; options to purchase 40,000 shares to two non-employee director of TiVo, at an exercise prices per share of $7.58 and options to purchase 20,000 shares to one non-employee director of TiVo, at an exercise price per share of $7.40. As of January 31, 2004, options to purchase 21,667 options had been exercised under the 1999 Non-Employee Directors’ Plan.

The Board approved a Directors’ Compensation Program during its November 2002 Board Meeting. This compensation program was established in recognition of the increased demands placed upon independent directors. In addition to the option grants mentioned above, directors received annual cash compensation for service on the Board as well as committees. Starting with meetings subsequent to the November 2002 meeting, independent directors were paid a retainer of $15,000 per year, committee chairs each received an additional $2,000 for each committee meeting attended and committee members each received an additional $1,000 for each committee meeting attended.

REPORT OF THE AUDIT COMMITTEE

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document under the Securities Act of 1933, as amended, or the Securities Exchange Act.

Composition. The Audit Committee of the Board is composed of the three directors named below. The Board has determined that each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Mark W. Perry is an “audit committee financial expert” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter, included as Appendix A in this proxy statement, is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of TiVo’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. TiVo’s management is responsible for maintaining TiVo’s books of account and preparing periodic financial statements based thereon, and for maintaining the system of internal controls. The independent auditors are responsible for auditing TiVo’s annual financial statements.

Review with Management and Independent Auditors. In this Context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed with management and the independent auditors, together and separately, TiVo’s audited consolidated financial statements contained in TiVo’s Annual Report on Form 10-K for the 2004 fiscal year.

(2)	The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

(3)	The Audit Committee has received from the independent auditors, KPMG LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG LLP the independent auditors’ independence.

(4)	The Audit Committee has considered whether the provision of services covered by fees paid to KPMG LLP is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in TiVo’s Annual Report on Form 10-K for fiscal 2004, for filing with the SEC. The Audit Committee has appointed KPMG LLP as TiVo’s independent auditors for fiscal 2005. This report is submitted by the Audit Committee.

AUDIT COMMITTEE

Mark W. Perry (Chair)

Charles B. Fruit

Randy Komisar

INDEPENDENT AUDITORS FEES AND SERVICES

In addition to retaining KPMG LLP to audit the consolidated financial statements for fiscal year 2004, TiVo retained KPMG LLP as well as one other accounting firm in the United Kingdom, Blick Rothenberg Chartered Accountants, to provide various accounting services during fiscal 2004. The aggregate fees billed for professional accounting services by KPMG LLP and Arthur Andersen LLP for the fiscal years ended January 31, 2004 and 2003 are as follows (rounded to the nearest $1,000):

	Fiscal Year Ended January 31,
	2004	2003
	KPMG LLP	KPMG LLP	Arthur Andersen LLP
Audit Fees	$274,000	$380,000	$—
Audit Related Fees	—	15,000	—
Tax Fees	57,000	19,000	55,000
All Other Fees	—	—	10,000

Total	$331,000	$414,000	$65,000

Audit Fees. This category includes the audit of TiVo’s annual financial statements, review of financial statements included in TiVo’s Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. Included in the total audit fees in the table above is $80,000 and $33,000 for services related to SEC registration statements and consents for the fiscal years ended January 31, 2004 and 2003, respectively. Additionally, KPMG billed TiVo $160,000 during fiscal year ended January 31, 2003 for professional services rendered in connection with a re-audit of TiVo’s financial statements for the fiscal year ended January 31, 2002.

Audit Related Fees. This category consists of assurance and related services that were reasonably related to the performance of the audit or review of TiVo’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category were for benefit plan audits.

Tax Fees. This category consists of professional services rendered for tax compliance and tax advice. The services for the fees disclosed under this category were for tax return preparation and technical tax advice.

All Other Fees. All other fees includes fees billed for professional services that were not the result of an audit or review. In fiscal 2003, these fees were incurred in connection with our termination of Arthur Andersen LLP.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specified budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During the fiscal years ended January 31, 2004 and 2003, all services provided by KPMG LLP were pre-approved by the Audit Committee which concluded that the provisioning of these non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors upon the recommendation of the Audit Committee has selected KPMG LLP as our independent public auditors for the fiscal year ending January 31, 2005 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since the Company’s fiscal year ended January 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent public auditors at any time during the year if they determine that such a change would be in the best interests of TiVo and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on PROPOSAL 2 at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent public auditors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of TiVo’s common stock as of May 10, 2004 by: (i) each director; (ii) each of the executive officers named in the Summary of Executive Compensation table; (iii) all executive officers and directors of TiVo as a group; and (iv) all those known by TiVo to be beneficial owners of more than five percent of TiVo’s common stock.

Beneficial Owner	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Executive Officers and Directors
Michael Ramsay(2)	2,833,118	3.5%
James Barton(3)	1,347,080	1.7%
David Courtney(4)	442,740	*
Ta-Wei Chien(5)	490,715	*
Brodie Keast(6)	461,872	*
Martin Yudkovitz(7)	152,082	*
David Zaslav(8)	3,727,151	4.6%
Eddy Hartenstein(9)	3,462,750	4.3%
Geoffrey Y. Yang(10)	2,613,295	3.3%
John S. Hendricks(11)	2,366,910	2.9%
Mark Perry(12)	1,529,737	1.9%
Randy Komisar(13)	283,963	*
Thomas Rogers(14)	12,917	*
Joseph Uva(15)	10,417	*
Charles Fruit(16)	8,750	*
5% Stockholders
FMR Corp.(17) 82 Devonshire Street Boston, MA 02109	8,908,269	11.1%
Wellington Management(18) 75 State Street Boston, MA 02109	8,039,800	10.0%
America Online, Inc.(19) 22000 AOL Way Dulles, VA 20166-9323	6,345,290	7.9%
SRG Associates(20) 150 East 52nd Street, 29th Fl., New York, NY 10022	4,858,000	6.1%
All executive officers and directors as a group (16 persons)(21)	19,878,393	23.2%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and information to our knowledge based upon our stock transfer records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 80,294,488 shares outstanding on May 10, 2004 adjusted as required by rules promulgated by the SEC.

(2)

Includes 1,243,289 shares Mr. Ramsay has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2004, of which 65,367 of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Ramsay’s cessation of employment or service to the company prior to the vesting of the shares.

(3)	Includes 427,081 shares Mr. Barton has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2004, of which 36,642 of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Barton’s cessation of employment or service to the company prior to the vesting of the shares.

(4)	Includes 442,739 shares Mr. Courtney has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2004, of which 48,857 of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Courtney’s cessation of employment or service to the company prior to the vesting of the shares.

(5)	Includes 442,739 shares Mr. Chien has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2004, of which 48,857 of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Chien’s cessation of employment or service to the company prior to the vesting of the shares.

(6)	Includes 225 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, 200 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, and 200 shares held by Mr. Keast as spouse of custodian for a daughter under the California Uniform Transfers to Minors Act. Also includes a stock award of 4,375 shares and 456,872 shares issuable subject to stock options exercisable within 60 days of May 10, 2004, of which 49,492 shares of those shares are subject to repurchase by TiVo at the original exercise price, upon Mr. Keast’s cessation of employment or service to the company prior to the vesting of the shares.

(7)	Includes 152,082 shares Mr. Yudkovtiz has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(8)	Includes 3,687,151 shares held by NBC Multimedia, Inc. Mr. Zaslav is an officer of NBC Cable Networks, an affiliate of NBC Multimedia, Inc., and a member of our Board. Mr. Zaslav disclaims beneficial ownership of such shares. Also includes 40,000 shares subject to stock options vested and exercisable within 60 days of May 10, 2004, and all of which Mr. Zaslav holds on behalf of National Broadcasting Company, Inc. and disclaims beneficial ownership thereof.

(9)	Includes 3,449,834 shares held by The DIRECTV Group, Inc. Mr. Hartenstein is an executive officer of the DIRECTV Group and resigned as a member of our Board in June 2004. DIRECTV U.S., which has a commercial relationship with us, is a wholly-owned operating unit of The DIRECTV Group, Inc. Mr. Hartenstein disclaims beneficial ownership of these shares. Also includes 12,916 shares Mr. Hartenstein has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004. Mr. Hartenstein holds these options on behalf of The DIRECTV Group, Inc. and disclaims beneficial ownership of these shares.

(10)	Includes 2,264,990 shares of stock owned by Institutional Venture Partners VII, L.P., 31,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P. Additionally includes 81,544 shares of stock owned by Redpoint Ventures II, LP and 2,271 shares owned by Redpoint Associates II, LLP. Mr. Yang, one of our directors, is a general partner of International Venture Management VII, L.P., the general partner of Institutional Venture Partners VII, L.P., and a general partner of Institutional Venture Management VI, L.P., the general partner of IVP Founders Fund I, LP. Mr. Yang is also a managing director of Redpoint Ventures II, LC, the general partner of Redpoint Ventures II, LP and the manager of Redpoint Associates II, LP. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises shared voting and investment power with respect these shares. Also includes 50,000 shares Mr. Yang has right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(11)	Includes 2,071,812 shares and warrants to purchase 245,098 shares held by Discovery Communications, Inc. Mr. Hendricks is an officer of Discovery Communications, Inc. and is a member of our Board. Mr. Hendricks disclaims beneficial ownership of, but exercises shared voting and investment power with respect to, such shares. Also includes 50,000 shares Mr. Hendricks has right to acquire pursuant to outstanding stock options vested and exercisable within 60 days of May 10, 2004.

(12)	Includes indirect holdings of 43,756 common shares in the Perry Investment Partners, 2,355 common shares in the Perry Residential Trust dated 3/27/99, as amended, Mark W. & Mauree Jane Perry, Trustees, 2 common shares in the MWP Revocable Trust dated 12/01/98, 1,241 shares held by New Enterprise Associates, LLC, 2,317 shares held by New Enterprise Associates VIII, LP and warrants to purchase 1,465,900 shares of our common stock owned of record by New Enterprise Associates 10, LP. Mr. Perry, one of our directors, is a member of New Enterprise Associates, L.L.C. and is a general partner of NEA Partners 10, L.P. (which is the sole general partner of New Enterprise Associates 10, L.P.), and a general partner of NEA Partners VIII, L.P. (which is in turn the general partner of New Enterprise Associates VIII, L.P.). Mr. Perry disclaims beneficial ownership of these shares to the extent he has no actual pecuniary interest, but has shared voting and dispositive power over these shares. Mr. Perry also directly beneficially holds 14,166 shares Mr. Perry has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(13)	Includes 50,000 shares Mr. Komisar has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(14)	Includes 11,250 shares Mr. Rogers has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(15)	Includes 8,750 shares Mr. Uva has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(16)	Includes 8,750 shares Mr. Fruit has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2004.

(17)	All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G filed on March 10, 2004 by FMR Corp. The FMR Schedule 13G indicates that, at February 29, 2004, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 8,795,869 of such shares as a result of acting as investment adviser to various investment companies, and the ownership of one investment company, Fidelity Growth Company Fund, amounted to 4,442,807 of such shares (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 110,800 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Fidelity International Limited was the beneficial owner of 1,600 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The FMR Schedule 13G indicates that, at February 29, 2004, FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson each had sole dispositive power over 8,908,269 of such shares and sole voting power over 112,400 of such shares

(18)	All information regarding Wellington Management Company, LLP and its affiliates is based on information disclosed in the Schedule 13G filed on February 10, 2004 by Wellington. The Wellington Schedule 13G indicates that, at January 31, 2004, Wellington was the beneficial owner of 8,039,800 of such shares as a result of acting as investment adviser to various clients that are the holders of record of such shares. The Wellington Schedule 13G indicates that, at January 31, 2004, Wellington had sole dispositive power over 8,039,800 of such shares and shared voting power over 6,271,400 of such shares.

(19)	All information regarding America Online, Inc. is based on information disclosed in the Schedule 13G filed on February 12, 2004 by Time Warner Inc. The Time Warner Schedule 13G indicates that, at December 31, 2003, Time Warner and AOL were the beneficial owner of 6,345,290 of such shares. The Time Warner Schedule 13G indicates that, at December 31, 2003, Time Warner and AOL had shared dispositive power over 6,345,290 of such shares and shared voting power over 6,345,290 of such shares.

(20)

All information regarding Seminole Management Company, Inc. is based on information disclosed in the Schedule 13G filed on March 10, 2004 by and on behalf of Paul C. Shiverick and Michael G. Messner, in their capacities as (i) principals of Seminole, which acts as investment manager to two offshore investment funds and two institutional managed accounts, (ii) principals of Seminole Capital Management LLC, which acts as general partner to a private investment partnership, and (iii) general partners to two private investment partnerships. The Seminole Schedule 13G indicates that, at February 3, 2004, Mr. Shiverick and Mr. Messner were, by virtue of their positions as set forth above, the beneficial owner of 4,858,000 of such shares. The

Seminole Schedule 13G indicates that, at February 3, 2004, Mr. Shiverick and Mr. Messner had shared dispositive power and shared voting power over 4,858,000 of such shares.

(21)	Includes 3,538,830 shares subject to options exercisable within 60 days of May 10, 2004, of which 271,926 of those shares are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the company prior to the vesting of the shares.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended January 31, 2004, 2003, and 2002, respectively, compensation awarded or earned by, our Chief Executive Officer, President, and our four other most highly compensated executive officers.

Summary of Executive Compensation

		Annual Compensation			Long-Term Compensation
Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compen- sation	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)	All Other Compen- sation
Michael Ramsay Chairman of the Board and Chief Executive Officer	2004 2003 2002	$343,750 325,000 325,000	$199,500 40,625 76,400	— — —	—		500,000 150,000 275,000	— — —

David H. Courtney Chief Financial Officer, Executive Vice President Worldwide Operations and Administration	2004 2003 2002	$300,000 300,000 275,000	$359,400 37,500 95,200	— — —	—		95,000 100,000 170,000	$689,945 28,900 —	(2) (3)

James Barton Senior Vice President of Research and Development, Chief Technical Officer and Director	2004 2003 2002	$275,000 275,000 275,000	$109,725 24,063 45,200	— — —	—		105,000 75,000 150,000	— — —

Ta-Wei Chien Senior Vice President, General Manager of TiVo Technologies	2004 2003 2002	$275,000 275,000 275,000	$109,725 24,063 45,200	— — —	—		95,000 75,000 175,000	— — —

Brodie Keast Executive Vice President, General Manager TiVo Service	2004 2003 2002	$275,000 275,000 275,000	$109,725 24,063 75,200	— — —	$369,950	(4)	110,000 50,000 220,000	$364,224 — —	(5)

Martin Yudkovitz(6) President	2004	$251,308	$281,850	—	—		550,000	$60,691	(7)

(1)	Reflects bonuses earned during the referenced fiscal year but paid during the succeeding fiscal year.

(2)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2004 consist of $689,945 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(3)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2003 consist of $28,900 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(4)	The Restricted Stock Award amount disclosed for Mr. Keast in fiscal 2004 represents a total of 35,000 shares granted pursuant to a Restricted Stock Bonus Agreement. The value is determined on the date of grant and based on the closing price of TiVo’s stock on July 21, 2003 ($10.57). The value of these shares as of January 31, 2004 was $358,050 based on the closing price of our common stock on January 30, 2004 ($10.23). The shares vest quarterly over two (2) years from the date of grant, assuming continued employment with TiVo. Mr. Keast will be entitled to receive dividends (if any) paid on TiVo shares.

(5)	The All Other Compensation amount disclosed for Mr. Keast in fiscal 2004 consist of $364,224 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Keast.

(6)	Mr. Yudkovitz joined the Company in April 2003.

(7)	The All Other Compensation amount disclosed for Mr. Yudkovitz in fiscal 2004 consist of $60,691 for reimbursement of personal expenses.

STOCK OPTION GRANTS AND EXERCISES

TiVo grants stock options to its executive officers under its 1997 Equity Incentive Plan and 1999 Equity Incentive Plan. As of January 31, 2004, options to purchase a total of 12,923,370 shares were outstanding under the 1997 and 1999 Equity Incentive Plans, and 11,820,861 shares were available for future option grants under these plans. The following tables show, for the fiscal year ended January 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by, the executive officers listed on the “Summary of Executive Compensation” table above. The exercise price of each option granted was equal to the fair market value of TiVo’s common stock as quoted on the NASDAQ for the date of grant. The exercise price may be paid in cash or in shares of TiVo’s common stock valued at fair value on the exercise date.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% or 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options/SARs Granted” are subject to vesting. These stock options vest ratably over 48 months with the exception of (1) options to purchase 223,000 shares granted to Mr. Ramsay on May 3, 2004 that vest 20%, 30%, and 50% on April 24, 2005, 2006, and 2007, respectively; (2) options to purchase 25,000 shares granted to each of Messrs. Barton, Chien, Courtney, and Keast on May 3, 2004 that vest 100% upon the earlier of attainment of specified Company goals or April 23, 2008; and (3) options to purchase 50,000 shares granted to Mr. Courtney on May 3, 2004 that vests 100% upon the attainment of specified Company goals. Each of the options has a ten-year term, subject to earlier termination if the optionee’s employment or service with the Company ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

Percentages shown under “Percent of Total Options/SARs Granted to Employees in Fiscal Year Ended January 31, 2004” are based on options to purchase 3,793,033 shares of TiVo’s common stock granted to TiVo’s employees during fiscal 2004.

Option/SAR Grants During the Fiscal Year Ended January 31, 2004

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year Ended January 31, 2004	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Michael Ramsay	500,000	13.18%	$5.43	4/24/2013	$1,707,449	$4,327,011
James Barton	105,000	2.77%	$5.43	4/24/2013	$358,564	$908,672
Ta-Wei Chien	95,000	2.50%	$5.43	4/24/2013	$324,415	$822,132
David H. Courtney	95,000	2.50%	$5.43	4/24/2013	$324,415	$822,132
Brodie Keast	110,000	2.90%	$5.43	4/24/2013	$375,639	$951,942
Martin Yudkovtiz	550,000	14.50%	$5.41	4/25/2013	$1,871,276	$4,742,181

The following table sets forth the number and value of securities underlying unexercised options that are held by the executive officers listed on the “Summary of Executive Compensation” table above. Amounts shown under the column “Value Realized” include the proceeds received from the options exercised, which is calculated by multiplying the deemed fair value per share on the date of exercise less the option exercise price per share times the number of shares exercised. Amounts shown under the column “Value of Unexercised In-the-Money Options/SARs at January 31, 2004” are based on the closing price of TiVo’s common stock, $10.75, on January 31, 2004, as reported on the NASDAQ National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. TiVo’s stock option plans allow for the early exercise of options granted to employees prior to August 8, 2001. For options granted subsequent to August 8, 2001, options are exercisable as vested. All options exercised early are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the company prior to the vesting of the shares.

Aggregated Option/SAR Exercises During the Fiscal Year Ended January 31, 2004,

and Option/SAR Values as of January 31, 2004

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at January 31, 2004 (#) Exercisable/ Unexercisable	Value of Unexercised, In-the-Money Options/ SARs at January 31, 2004 ($) Exercisable/ Unexercisable
Michael Ramsay	—	—	1,183,664 / 541,336		$5,116,216 / $3,013,784
Martin Yudkovitz	—	—	— / 550,000	$	— / $2,937,000
James Barton	—	—	404,580 / 125,420		$1,658,488 / $734,175
Ta-Wei Chien	—	—	427,914 / 117,086		$1,760,562 / $689,838
David H. Courtney	93,000	$689,945	440,280 / 127,502		$2,400,088 / $761,186
Brodie Keast	58,750	$364,224	444,997 / 141,253		$1,117,507 / $938,631

Equity Compensation Plan Information

We maintain the 1997 and 1999 Equity Incentive Plans, the 1999 Non-employee Directors’ Stock Option Plan, the 1999 Employee Stock Purchase Plan, pursuant to which we may grant equity awards to eligible persons.

The following table gives information as of January 31, 2004 about equity awards under our stock option plans and warrants:

Plan Category	Number Of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants And Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants And Rights (b)		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	13,213,370	(2)	$9.09	(2)	13,222,216	(3)
Equity Compensation Plans Not Approved by Security Holders(4)	5,504,781		$6.42		0

Total	18,718,151		$8.30		13,222,216

(1)	These plans consist of: (i) 1997 Equity Incentive Plan; (ii) 1999 Equity Incentive Plan; (iii) 1999 Non-employee Directors’ Stock Option Plan; and (iv) The 1999 Employee Stock Purchase Plan.

(2)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan. Accordingly, the number of shares listed in column (a) and the weighted average exercise priced described in column (b) apply only to options outstanding under the 1997 and 1999 Equity Incentive Plans and the 1999 Non-employee Directors’ Stock Option Plan. The Employee Stock Purchase Plan provides that shares of the Company’s common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase price date applicable to such offering period, which ever is lower.

(3)	Of these shares of common stock, 475,430 remain available for future issuance under the 1997 Equity Incentive Plan, 11,345,431 remain available for future issuance under the 1999 Equity Incentive Plan and 688,333 remain available for future issuance under the 1999 Non-employee Directors’ Stock Option Plan and 713,022 remain available for future issuance 1999 Employee Stock Purchase Plan. The number of shares authorized for option grants under the 1999 Equity Incentive Plan is subject to an annual increase of the greater of 7% of diluted shares outstanding or 4,000,000 shares, up to a maximum of 40,000,000 shares. The number of shares authorized for option grants under the 1999 Non-employee Directors’ Stock Option Plan is subject to an annual increase of 100,000 shares. The number of shares authorized for issuance under the 1999 Employee Stock Purchase Plan is subject to an annual increase on each October 31 through October 31, 2008, equal to the lesser of (i) 5% of the outstanding shares of common stock on a diluted basis, (ii) 500,000 shares, or (iii) a smaller number as determined by the board.

(4)	These plans consist of: (i) Three year warrants granted to certain institutional investors to purchase 1,323,120 shares of TiVo common stock; (ii) Four year warrants granted to the same institutional investors to purchase 1,323,120 shares of TiVo common stock; (iii) Five year warrants granted to convertible noteholders to purchase 2,536,766 shares of TiVo common stock; (iv) Five year warrants granted to investment bankers in conjunction with the issuance of convertible notes to purchase 145,834 shares of TiVo common stock; (v) Ten year warrants granted to DIRECTV to purchase 155,941 shares of TiVo common stock; and (vi) warrants granted to Global Alliance Partners to purchase 20,000 shares of TiVo common stock.

For additional information on the material features of the warrants we have issued, please see Note 8. to our consolidated financial statements for the fiscal year ended January 31, 2004 included in our Annual Report on Form 10-K.

EMPLOYMENT CONTRACTS, EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Change of Control Severance Agreements. All of our executive officers, except for Ta-Wei Chien, and substantially all of our vice presidents have executed a change of control severance agreement with us. Pursuant to the terms of these agreements, in the event that, within thirteen months following a “change of control,” as described below, an executive officer or a vice president is terminated other than for “cause” or due to a “disability,” each as defined in the agreements, or the executive officer or vice president terminates his or her employment for “good reason,” as defined in the agreements, the executive officer or vice president will be entitled to a lump sum payment equal to a percentage of his or her annual base salary and targeted annual bonus of which such percentage is 100% for the Chief Executive Officer, 75% for the Executive and Senior Vice Presidents, and 50% for the Vice Presidents. In addition, the same percentage (as specified above) of options held by the terminated executive officer or vice president will become vested and any restrictions on that specified percentage of shares granted to the executive officer or vice president will immediately lapse. We have also agreed to provide the following benefits to any terminated executive officer or vice president:

•	continued directors’ and officers’ liability insurance for a period of six years not to exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by us for the insurance; and

•	medical benefits for a period not to exceed 6 months for Vice Presidents, 9 months for Executive and Senior Vice Presidents, and 12 months for the Chief Executive Officer from the date of termination.

These agreements do not obligate our executive officers or vice presidents to mitigate losses by seeking other employment or otherwise, and the benefits under these agreements will not be reduced by compensation earned through employment by another employer. These agreements have one-year terms that automatically renew each January 1 unless we notify the executive officers or vice presidents by no later than December 15 of the preceding year.

A “change of control” under these agreements will be deemed to have occurred in the event of:

(i)	a sale, lease or other disposition of all or substantially all of our assets;

(ii)	a sale by the holders of our voting stock to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of our voting stock entitled to vote; provided, however, that if such corporation and/or its subsidiaries acquires less than eighty percent (80%) of the combined voting power of all classes of our voting stock entitled to vote shall nonetheless constitute a change of control if it results in such corporation having the right to appoint a majority of the members of the Board;

(iii)	a merger or consolidation in which we are not the surviving corporation; or

(iv)	a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Additionally, our 1997 Amended and Restated Equity Incentive Plan and our 1999 Equity Incentive Plan provide for vesting of options upon a “change of control,” as defined in the plans, in the event that during the first thirteen months following the change of control, the option holder’s employment is terminated by the company other than for cause or the employee terminates his or her employment due to a constructive termination. If the change of control provisions are triggered, all employees would be entitled to acceleration of twenty-five percent (25%) of their unvested options, while vice presidents and higher would be entitled to acceleration of fifty (50%) of their unvested options.

Offer from TiVo Inc. to Martin J. Yudkovitz. On April 28, 2003, we offered Mr. Yudkovitz employment in the position of President, which offer Mr. Yudkovitz accepted. We agreed to pay Mr. Yudkovitz $330,000 per year, a sign-on bonus of $150,000 payable over two years, the second of which can be paid at our option in fully vested common stock, and a target bonus of 50% to 100% of his base salary paid annually. Mr. Yudkovitz is eligible to participate in the Company’s employee benefit plans. We also agreed to establish a milestone-based incentive plan for Mr. Yudkovitz, that will pay him a bonus of up to $75,000 per year for his first two full years of employment. In addition, we agreed to make the following stock option grants to Mr. Yudkovitz, which were approved by our board:

•	an option to purchase 350,000 shares of our common stock with an exercise price of $5.41, which vests on the following schedule: 25% of the shares subject to the option will vest on the first anniversary of the date of hire and the remaining shares will vest in equal monthly installments over the subsequent three years.

•	options to purchase 50,000 shares and 150,000 shares of our common stock each with an exercise price of $5.41, each of which will vest upon the attainment of company-specified goals but not later than the fifth anniversary of the date of hire.

Additionally, we also committed to award a stock option renewal grant of at least 100,000 shares to Mr. Yudkovitz during his third year of employment. We also offered Mr. Yudkovitz a relocation package not to exceed $400,000, an executive life insurance policy with a face value of $5.0 million, short and long term disability coverage and an expense allowance for his first 12 months of employment not to exceed $50,000.

In the event Mr. Yudkovitz’s employment with us is involuntarily terminated without cause, and the termination does not trigger severance payments under his change of control severance agreement, we agreed to pay Mr. Yudkovitz a severance package consisting of continued payment of 100% of his then-current base salary over a twelve-month period, a lump sum payment equal to 100% of his most recently established annual bonus target, a lump-sum payment equal to any unpaid portion of his sign-on bonus, continued health insurance benefits for a twelve-month period, and automatic vesting of options that would have vested within twelve months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors and Executive Officers.

TiVo has entered into indemnity agreements with substantially all of its directors and executive officers that provide, among other things, that TiVo will indemnify these persons, under circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be a party by reason of his or her position as a director, and otherwise to the full extent permitted under Delaware law and TiVo’s Bylaws.

DIRECTV.

On February 15, 2002, the Company entered into a new product development agreement (the “Development Agreement”) and a new services agreement (the “Services Agreement”) with DIRECTV, Inc., with whom it jointly introduced the first DIRECTV receiver with the Company’s digital video recording technology in October of 2000. The Development Agreement provides for the development of the next generation DIRECTV-TiVo combination receiver to be known as the “Provo receiver” and for software upgrades to the existing combination receivers, known as “Reno receivers,” to enable customers to receive the upgraded DVR functionality.

Under the terms of the Development Agreement, DIRECTV has agreed to pay TiVo a technology development fee to develop a next-generation DIRECTV receiver based on the Company’s Series2 digital video recording technology platform.

Under this agreement, DIRECTV will assume primary responsibility for customer acquisition and support for all next-generation DIRECTV receivers, as well as packaging and branding of DIRECTV’s digital video recording services. The revenue share provision on the Reno receivers was discontinued and replaced by a per-account monthly fee that DIRECTV would pay to TiVo. Therefore, under this new agreement, the relationship with the consumer was changed so that DIRECTV provides primary customer service and support to DIRECTV subscribers with TiVo Service. Additionally, DIRECTV is obligated to absorb all customer acquisition costs. The Company provides server support and limited customer support. The per-account monthly fees paid by DIRECTV for the Company to provide server support and limited customer support are recognized as service revenues as the services are provided.

The term of the Development Agreement is five years and includes a minimum volume commitment from DIRECTV to deploy next-generation DIRECTV receivers with the Company’s digital video recording technology. Under the terms of the agreement, DIRECTV has the option to fulfill its obligations under the minimum volume commitment with a one-time cash payment to the Company. Under the agreement, DIRECTV additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, DIRECTV would be required to pay TiVo an up-front fee, per-unit royalties and other fees. The technology license that DIRECTV has the election of exercising is similar in price and structure to other client and server technology source licenses sold to one customer and offered to other customers.

On October 31, 2002, the Company entered into the First Consolidated Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revised provisions related to, among other things, the manufacturing release date of the Two-Chip option. On December 20, 2002, the Company entered into the Second Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revises provisions relating to, among other things, the specifications, development schedules, milestone payment schedule and transition services for the development and manufacture of Series2 DIRECTV receivers and new versions of the associated client software. On January 8, 2003, the Company entered into the Third Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment adds provisions relating to, among other things, the product requirements, the development schedule and the milestone payment schedule for the development of a TiVo-DIRECTV combination device capable of receiving and recording high-definition television signals and new versions of the associated client software. The amendment also revises provisions relating to, among other things, various obligations of the parties under the Development Agreement. On April 17, 2003, the Company entered into the Fourth Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revises provisions relating to, among other things, hardware and software requirements and development schedules under the Development Agreement. The Company also entered into the Fourth and Fifth Amendments to Development Agreement dated as of April 17, 2003 and December 19, 2003, respectively, with DIRECTV. These amendments revise provisions relating to, among other things, hardware and software requirements and development schedules under the Development Agreement.

The Services Agreement provides DIRECTV the option to license certain authoring tools from TiVo that would allow DIRECTV to distribute automatic recording capabilities and delivery of promotional video to a receiver’s hard-disk drive. In exchange for the Company’s license to use the software tools that allow DIRECTV to distribute these services directly, DIRECTV has agreed to pay TiVo a fee. The license is granted to DIRECTV in exchange for the fee on an annual basis and is renewable up to four times. The term of the Services Agreement is three years.

The Company also signed an Amendment to Marketing Agreement and Tax Agreement with DIRECTV on February 15, 2002. The Amendment to Marketing Agreement and Tax Agreement amends the Marketing Agreement dated April 13, 1999 and the Tax Agreement dated July 24, 2001. The amendment provides that several terms of the Marketing Agreement, including those relating to, among other things, the billing system, customer service and customer data, be replaced by the terms set forth in the Development Agreement. In conjunction with the execution of the Development Agreement, the amendment also revises provisions relating to, among other things bandwidth allocation, promotional activities, the subscriber billing system and certain indemnification obligations set forth in the Marketing Agreement. Additionally, this amendment affirms that revenue share arrangements with DIRECTV for TiVo stand-alone receivers are permanent and do not change from revenue share arrangements previously in effect. The Amendment also modifies the Company’s indemnity obligations under the Tax Agreement, entered into with DIRECTV as of July 24, 2001, such that, following a specific milestone date set forth in the Development Agreement, DIRECTV will have responsibility for taxability determinations.

The Company entered into the Second Consolidated Amendment to Marketing Agreement, dated as of June 30, 2003 and Amendment No. 1 to the Services Agreement, dated as of October 3, 2003. These amendments revise provisions relating to, among other things, the amount, timing and duration of revenue share payments made by the Company to DIRECTV for each subscription from integrated DIRECTV satellite receivers with TiVo service.

Hughes Network Systems.

On August 31, 2000 the Company entered into a Technology License Agreement with Hughes Network Systems for the manufacture and distribution of digital video recorders that enable the TiVo Service. Subject to certain limitations, the agreement grants Hughes the right to manufacture and sell digital video recorders that enable the TiVo Service in the United States. Hughes was also granted the right to manufacture and sell digital video recorders in the United States that incorporate both DIRECTV’s satellite receiver and the TiVo Service. The Company also granted Hughes a license to TiVo technology for the purpose manufacturing digital video recorders and other devices that enable the TiVo Service.

AOL.

On April 30, 2002, the Company entered into a Development and Distribution Agreement with America Online, Inc. (“AOL”). This new agreement superseded, replaced and terminated the Product Integration and Marketing Agreement, dated June 9, 2000. Under the terms of the new agreement, AOL agreed to pay TiVo a technology development fee to develop an application that works in conjunction with the AOL service and the Company’s Series2 digital video recording technology platform. Under the agreement, AOL additionally had the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, AOL would be required to pay TiVo an up-front fee, per-unit royalties and other fees. Under the agreement, AOL agreed to fund certain research and development at TiVo. AOL may also choose to have the Company develop the AOL service as a premium application on the Company’s Series2 platform, in which case the Company will receive additional development funds, revenue share from subscriptions of the AOL service on the TiVo platform and reimbursement from AOL for certain operating costs related to the AOL application. The term of the Development and Distribution Agreement is four years. During the fiscal years ended January 31, 2004 and 2003, the Company recognized $2.7 million and $1.3 million in revenues—related parties for engineering professional services. The Company developed a web scheduling service for AOL that would require a DVR and the TiVo Service. The future premium service described is AOLTV running on a TiVo-enabled DVR. AOL has publicly announced that it has shut down AOLTV so there will be no further development under this agreement.

TiVo believes that each of the foregoing transactions was in its and its stockholders’ best interests. As a matter of policy, the transactions were, and all future transactions between TiVo and any of its officers, directors or principal stockholders, will be approved by the Audit Committee or a majority of the independent and disinterested members of the Board, will be on terms no less favorable to TiVo than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

The Compensation Committee of the Board of Directors is currently composed of Messrs. Rogers, Uva, and Yang, none of whom are currently officers or employees of TiVo. Prior to Messrs. Rogers’s and Uva’s joining the Committee in March of 2004, Mr. Komisar was a member and Chair of the Committee for fiscal 2004 through March of 2004. The Committee is responsible for establishing TiVo’s compensation programs for its directors and executive officers and for administering our stock option incentive plans. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

The goals of the compensation program are to align compensation with achievement of business objectives and performance and to enable TiVo to attract, retain and reward executive officers and other key employees who contribute to the long-term success of TiVo and to motivate them to enhance long-term stockholder value. In all instances the Committee emphasizes the principle of rewarding performance. Key elements of this philosophy are:

•	TiVo pays competitively by reviewing executive compensation information derived from a survey of U.S.-based companies whose revenue levels and industry are generally considered to be comparable to

TiVo. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer annual base salary and annual incentives above the average salaries for comparable jobs in the marketplace.

•	TiVo maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	TiVo provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to its business challenges and opportunities as owners and not just as employees.

Components of Compensation

Base Salary. The Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Annual Incentives. The annual Executive Bonus Plan is based on strategic, operational and functional performance. The actual incentive award earned depends on the extent to which corporate and individual performance objectives are achieved. At the start of each year, the Committee and the full Board review and approve the annual performance objectives for TiVo and individual officers. TiVo’s objectives consist of operating, strategic and financial goals that are considered to be critical to its fundamental long-term goal of building stockholder value. For the fiscal year ended January 31, 2004, these goals included the achievement of subscription growth and revenue targets, the attainment of operating profit and cash flow objectives, and the production of a low cost DVR platform.

After the end of the fiscal year, the Committee evaluates the degree to which TiVo has met its goals and evaluates the leadership team’s performance against the objectives. Bonuses are awarded based on the team’s performance during the year. Awards are paid in cash and distributions are made in March following the performance year.

Long-Term Incentives. TiVo’s long-term incentive program consists of the 1997 and 1999 Equity Incentive Plans. The incentive stock option program utilizes vesting periods (generally four years) to encourage key employees to continue in its employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. The size of option grants is determined based on practices at leading companies in the technology industry and TiVo’s philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention.

Other Compensation. TiVo’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including TiVo’s Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

Corporate Performance and Chief Executive Officer Compensation

Mr. Ramsay’s base salary at the end of fiscal 2004 as Chief Executive Officer was $350,000. The Committee set Mr. Ramsay’s base annual salary through fiscal year ending January 31, 2005 at $380,000. This amount, in addition to annual incentives was estimated to provide an annual cash compensation level at the average as compared to the above mentioned selected group of comparable companies. In setting this amount, the Committee took into account (i) its belief that Mr. Ramsay is a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the personal television industry, (ii) the scope of Mr. Ramsay’s responsibility, and (iii) the Board’s confidence in Mr. Ramsay to lead TiVo’s continued development. Considering these factors, Mr. Ramsay was granted an option in May 2004 to purchase 300,000 shares of common stock as an incentive for future performance, an amount the Committee determined was consistent with competitive practices. This award was split into two components for vesting purposes. The first 150,000 share component will vest monthly over a four-year period, beginning on the date of grant. The second 150,000 share component will vest on a ‘back end loaded’ basis with the first 20% vesting on the second anniversary of the grant, an additional 30% vesting on the third anniversary of the grant, and the final 50% vesting on the fourth anniversary of the grant.

During fiscal 2004, TiVo achieved all of its corporate objectives. Mr. Ramsay’s compensation reflected his success in guiding TiVo’s achievement of its goals determined at the beginning of fiscal 2004, which included, achieving certain subscription growth and revenue targets and successful progress towards a low cost, mass market platform.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive officer of TiVo. After consideration of the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under TiVo’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, TiVo’s compensation philosophy and TiVo’s best interests.

Conclusion

Through the plans described above, a significant portion of TiVo’s compensation program and Mr. Ramsay’s compensation are contingent on TiVo’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. TiVo remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of TiVo’s business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE Geoffrey Y. Yang (Chair) Thomas S. Rogers Joseph Uva

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of TiVo’s Compensation Committee are Messrs. Rogers, Uva, and Yang. None of the members of our Compensation Committee is currently or has been, at any time since its formation, an officer or employee. Prior to the formation of the Compensation Committee, all decisions regarding compensation for directors, officers, employees, and consultants and administration of stock and incentive plans were made solely by the Board.

STOCK PERFORMANCE MEASUREMENT COMPARISON

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

The following graph shows a comparison of cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index for U.S. Companies, the Standard & Poor’s 500 Index, and the RDG Technology Composite Index. TiVo has selected the RDG Technology Composite Index to replace the Standard & Poor’s 500 Index because TiVo has determined that the RDG Technology Composite Index provides a more useful index for stock performance comparison purposes. TiVo will no longer use the Standard & Poor’s 500 Index after this transition year. The graph assumes the investment of $100 on September 30, 1999, the date of TiVo’s initial public offering. The data regarding TiVo assumes an investment at the initial public offering price of $16.00 per share of TiVo’s Common Stock. All values assume reinvestment of the full amount of all dividends and are calculated as of January 31, 2004. The performance shown is not necessarily indicative of future performance.

COMPARISON OF 52 MONTH CUMULATIVE TOTAL RETURN*

AMONG TIVO INC., THE NASDAQ STOCK MARKET (U.S.) INDEX, THE S & P 500 INDEX

AND THE RDG TECHNOLOGY COMPOSITE INDEX

	9/99	12/99	12/00	1/01	1/02	1/03	1/04
TiVo Inc.	$100.00	$210.94	$33.59	$44.53	$37.94	$32.31	$67.19
NASDAQ Stock Market (U.S.)	$100.00	$143.63	$98.22	$108.38	$53.50	$50.21	$74.09
S&P 500 Index	$100.00	$114.88	$104.42	$108.12	$90.67	$69.80	$93.93
RDG Technology Composite Index	$100.00	$143.99	$89.19	$102.82	$67.34	$41.89	$66.61

OTHER INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange requires TiVo’s directors and executive officers and persons who own more than ten percent of a registered class of TiVo ‘s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TiVo. Reporting Persons are required by SEC regulation to furnish TiVo with copies of all Section 16(a) forms they file.

To TiVo’s knowledge, based solely on a review of the copies of such reports furnished to TiVo and written representations from certain Reporting Persons that no other reports were required, TiVo believes that during fiscal 2004 all Reporting Persons complied with all applicable filing requirements.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of independent public accountants appointed by the Board upon the recommendation of the Audit Committee for the fiscal year ending January 31, 2005 is KPMG LLP. The Audit Committee reviews and pre-approves audit and permissible non-audit services performed by KPMG LLP, as well as the fees paid to KPMG LLP for such services. Before recommending KPMG LLP as our independent auditors for fiscal 2005, the Audit Committee carefully considered the firm’s qualifications as independent auditors for TiVo.

The Board expects that the representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so, and will be available to respond to appropriate questions.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference”. This means that we are referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that your are reading. Portions of this proxy statement are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and in our Registration Statements on Form S-3 and S-8. Based on SEC regulations, the performance graph on page 26 of this proxy statement, the “Report of the Compensation Committee” on pages 23-25 and the “Report of the Audit Committee” on pages 10-11 shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act

This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

This proxy statement is sent to you as part of the proxy materials for the 2004 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of TiVo stock.

AVAILABILITY OF ADDITIONAL INFORMATION

Copies of TiVo’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 have been distributed to stockholders entitled to vote at our 2004 Annual Meeting of Stockholders. Additional copies and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from Investor Relations, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002. The annual report, proxy statement, and Form 10-K are also available on TiVo’s website.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Security holders may contact the Board regarding bona fide issues or questions about TiVo by mail, facsimile, or email, addressed as follows: Chairman of the Board, or Board of Directors, or individual director, c/o Corporate Secretary, 2160 Gold St., P.O. Box 2160, Alviso, CA 95002; or by Fax: (408) 519-3304; or by e-mail: Board@tivo.com. The Corporate Secretary periodically will forward such communications or provide a summary to the Board.

Our policy is to encourage our Board members to attend each annual meeting of stockholders, and two Board members attended our 2003 Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL STOCKHOLDERS’ MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for TiVo’s 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act is February 25, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Corporate Secretary. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on May 6, 2005 nor earlier than the close of business on April 7, 2005, and must otherwise satisfy the requirements of TiVo’s Bylaws. If the date of the 2005 Annual Meeting changes by more than thirty (30) days from the date of the 2004 Annual Meeting, a stockholder’s proposal or nomination must be delivered to or mailed and received at our principal executive offices no later than ten (10) calendar days following the first public announcement of the revised date of the 2005 Annual Meeting. A stockholder’s notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the 2005 Annual Meeting:

•	a brief description of the business desired to be brought before the 2005 Annual Meeting and the reasons for conducting the business at the 2005 Annual Meeting;

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing the business;

•	the class and number of shares of TiVo stock which are beneficially owned by the stockholder;

•	any material interest of the stockholder in the business; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act. Notwithstanding anything in TiVo’s Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in TiVo’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, TiVo Inc., 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, or contact Investor Relations by telephone at (408) 519-9345. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2004 Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael Ramsay Chairman of the Board and Chief Executive Officer

Alviso, California

June 25, 2004

APPENDIX A

AMENDED & RESTATED

CHARTER

OF THE

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

OF

TIVO INC.

The Board of Directors (the “Board”) of TiVo Inc. (the “Company”) adopted this Amended & Restated Audit Committee Charter (the “Charter”) on May 24, 2004.

I.	The Committee’s Purpose.

The Committee shall assist the Board in its oversight of:

A. The quality and integrity of the Company’s financial statements and other financial information provided to shareholders and others;

B. The engagement and performance of the independent auditors;

C. The Company’s system of internal controls over financial reporting;

D. The performance of the Company’s internal audit function, if any; and

E. Compliance with legal requirements and the Company’s Code of Conduct.

II.	Membership.

A. Size. In accordance with applicable Securities and Exchange Commission and NASDAQ rules, the Committee shall not consist of less than three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy.

B. Qualifications. All members shall meet the independence and financial literacy requirements of NASDAQ and the Securities and Exchange Commission, and at least one member shall (1) have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and (2) shall be an “audit committee financial expert” as such term is defined in applicable SEC rules.

C. Term. On the recommendation of the Nominating and Governance Committee, the Board shall appoint the members of the Audit Committee, including the Chair. The Board may remove any member at any time for any reason.

III.	Duties and Responsibilities.

The Audit Committee shall oversee the following:

A. External Audit.

1. Appointing, retaining, replacing, compensating and overseeing the independent audit firm, who shall report to, and be directly accountable to, the Committee, for preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company;

2. Reviewing annually with the independent auditors and management of the Company the scope and general extent of the proposed audit;

3. Reviewing and assuring the independence of the independent auditors on at least an annual basis. This review shall cover and include services, fees, quality control procedures and a formal written statement from the independent auditors regarding relationships between the independent auditors and the Company, consistent with Independence Standard Board Standard No. 1;

4. Reviewing, if applicable, whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor;

5. Confirming with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC;

6. Pre-approving all audit and permitted non-audit services to be performed by the independent auditors;

7. Discussing with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 as then in effect relating to the conduct of the audit;

8. Discussing with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls over financial reporting, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

9. Reviewing any problems or difficulties encountered by the independent auditors during the course of the audit (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting), including, but not limited to (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company;

10. Reviewing the use of independent public accountants other than the appointed independent auditors; and

11. Establishing policies for the hiring of employees and former employees of the independent auditor.

B. Financial Statements and Reporting.

1. Reviewing and discussing with management and the independent auditors the Company’s accounting and financial reporting policies and practices, including any significant changes. This shall include consideration of alternative accounting treatments, significant estimates and judgments, as well as a review of the quality and acceptability of such accounting and reporting policies and practices;

2. Reviewing with management and the independent auditors the effect of new or proposed auditing, accounting and reporting standards and management’s plan to implement required changes;

3. Reviewing and discussing with management, the independent auditors and the internal auditor, if any, significant risks and exposures to the Company and the steps management has taken to minimize or manage such risks;

4. Reviewing and discussing with management and the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses;

5. Reviewing with the independent auditors and management the results of the independent auditors’ review of the quarterly financial statements, including management’s discussion and analysis and any significant accounting or disclosure issues, prior to filing Quarterly Reports on Form 10-Q with the SEC;

6. Reviewing the annual audited financial statements, including management’s discussion and analysis, and the results of the audit for each fiscal year of the Company with the independent auditors and appropriate management representatives, and recommending to the Board inclusion of the financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC;

7. Reviewing the disclosures made by the Chief Executive Officer and the Chief Financial Officer in connection with their required certifications accompanying the Company’s periodic reports to be filed with the Securities and Exchange Commission, including disclosures to the Committee of (a) significant deficiencies in the design or operation of internal controls over financial reporting, (b) significant changes in internal controls over financial reporting, and (c) any fraud involving management or other employees who have a significant role in the Company’ internal controls over financial reporting; and

8. Reviewing and discussing the Company’s quarterly financial results and related press release with management and the independent auditors prior to the release of such information to the public.

C. Internal Controls Over Financial Reporting.

1. Reviewing with management, the internal auditor, if any, and the independent auditors the adequacy of the Company’s internal controls over financial reporting, including computerized information system controls and security;

2. Reviewing with management the scope and results of management’s evaluation of disclosure controls and procedures and assessment of internal controls over financial reporting, including the related certifications to be included in the Company’s periodic reports filed with the Securities and Exchange Commission; and

3. Reviewing with the independent auditors the scope and results of their review of management’s assessment of internal controls over financial reporting.

D. Internal Audit.

1. Reviewing the necessity of, and making any recommendations to the Board with respect to, any proposed appointment, replacement or dismissal of any internal auditor for the Company;

2. Reviewing the proposed scope and plan for conducting any internal audits of Company operations and obtaining reports of significant findings and recommendations, together with management’s corrective action plans;

3. Ensuring the internal audit function, if any, has sufficient authority, support and access to Company personnel, facilities and records to carry out its work without restrictions or limitations;

4. Reviewing the internal audit function, if any, of the Company, including its charter, plans, activities, staffing and organizational structure;

5. Reviewing the progress of the internal audit program, if any, and any key findings and, as necessary, management’s action plans to address such findings.

E. Compliance.

1. Periodically reviewing the Company’s policies with respect to legal compliance, conflicts of interest and ethical conduct;

2. Ensuring the adequacy of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control or auditing matters, including the confidential submission of complaints by employees regarding such matters; and

3. Recommending to the Board of Directors any changes in ethics or compliance policies that the Committee deems appropriate.

F. Other Responsibilities.

1. Approving all related party transactions, as defined by applicable law, rules or regulations;

2. Preparing the Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

3. Conducting annually a self-assessment with the goal of continuing improvement; and

4. Reviewing and assessing the adequacy of this Charter, which shall be included in the Company’s annual proxy statement at least once every three years.

In addition to the above responsibilities, the Committee will undertake such other duties as the Board of Directors delegates to it. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

III.	Meetings and Operational Matters.

A. Timing. The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable.

B. Procedures and Notice. The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with the Company’s Articles of Incorporation, Bylaws, and applicable law.

C. Participation. Any director who is not a member of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

D. Minutes. The Committee shall keep minutes of each meeting.

E. Subcommittees. Delegate any or all of its responsibilities to a subcommittee with final decision-making authority on behalf of the Committee, to the extent consistent with the Company’s Articles of Incorporation, Bylaws, Corporate Governance Guidelines, and applicable law.

F. Reports. At each regularly scheduled meeting of the Board of Directors, the Committee shall provide the Board with a report of the Committee’s activities and proceedings.

G. Executive Sessions. The Committee shall meet separately, periodically, with management, with the internal auditor, and with the independent auditors.

H. Outside Experts. The Committee has the power to retain any independent counsel, experts, or advisors, as appropriate, at the Company’s expense. The Committee may also use the services of the Company’s regular legal counsel or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

I. Reliance. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

IV.	Authority.

Any action duly and validly taken by the Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board of Directors and may be certified as such by the Corporate Secretary or other authorized officer of the Company.

LIMITATION OF THE AUDIT COMMITTEE’S ROLE

The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements, and independent auditors are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in the financial statements in conformity with GAAP. The independent auditors’ responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with GAAP. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in conformity with GAAP. Further, it is not the duty of the Audit Committee to assure compliance with applicable laws, regulations, or the Company’s Code of Conduct.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TIVO INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of TiVo Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 25, 2004, and hereby appoints Michael Ramsay and David H. Courtney, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2004 Annual Meeting of Stockholders of TiVo Inc., to be held on August 4, 2004, at 10:30 a.m., at the offices of Latham & Watkins L.L.P. at 135 Commonwealth Drive, Menlo Park, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of four directors to hold office until the 2007 Annual Meeting of Stockholders; (2) for the ratification of the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending January 31, 2005; and as said proxies deem advisable on such other matters as may come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Please mark your votes as in this example.

1.	Election of Directors: ☐ FOR all nominees (except as indicated); ☐ WITHHOLD authority to vote for all nominees

Nominees: Charles B. Fruit, Mark W. Perry, Thomas S. Rogers, and David M. Zaslav

If you wish to withhold authority to vote for any individual nominee, strike a line through that individual’s name.

2.	To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending January 31, 2005.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Note: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned in the enclosed envelope.

SIGNATURE(S)

DATE

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE

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